FIRST PACTRUST BANCORP, INC. ANNOUNCES

4th QUARTER EARNINGS

February 26th, 2003

Chula Vista, California—First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $750,000 for the quarter ended December 31, 2002 compared to $438,000 for the fourth quarter of the prior year. Earnings for the year ended December 31, 2002 totaled $2.6 million, an increase of 26% from $2.1 million for the prior year.

Net interest income increased 37% to $13.7 million for the year ended December 31, 2002 as compared to $10.2 million for the prior year. Total interest income remained constant at $21.8 million, reflecting increased loans but lower interest rates. Interest expense declined to $8.1 million from $11.6 million in the prior year as a result of reduced rates and increased equity. During the fourth quarter of 2002, net interest income was $4.0 million, a 50% increase over the $2.7 million for the fourth quarter of the prior year. During the fourth quarter, total interest income increased to $5.9 million from $5.1 million in the prior year reflecting increased loans outstanding but at lower rates. Interest expense declined to $1.9 million from $2.4 million in the prior year, reflecting lower rates and increased equity.

Provision for loan losses increased from $0.1 million in the prior year to $1.1 million for 2002 in recognition of the increased level of loans outstanding. During the fourth quarter of 2002, a $401,000 provision for loan losses was made versus none in the same period of the prior year. The allowance for loan losses at December 31, 2002 was $2.9 million (.74% of loans outstanding) as compared with $1.7 million (.67% of loans outstanding) at December 31, 2001. The allowance for loan losses was 126% of delinquencies at December 31, 2002 as compared with 17420% for the prior year.

Noninterest expense increased to $9.0 million for the year ended December 31, 2002 from $7.6 million for the prior year. The increase primarily resulted from a new branch opened in March 2002 and the relocation of an existing branch in April 2002. Compensation and benefits increased due to $633,000 of expenses incurred related to the establishment of the ESOP . Data processing expense increased as a result of increased volume in both loans and deposits, combined with the write-off of $163,000 of software related to the core system conversion, which was successfully completed in January 2003. For the quarter ended December 31, 2002, noninterest expense increased $317,000 to $2.5 million from $2.2 million in the prior year quarter. The increase was again primarily related to expenses incurred as a result of the establishment of the ESOP.

Total assets have increased by $149.8 million, or 48%, to $459.9 million at December 31, 2002 from $310.1 million at December 31, 2001. Loan receivables increased to $403.7 million at December 31, 2002 up 57% from $257.2 million at December 31, 2001. This resulted from the record loan originations in real estate lending, primarily on single-family residences.

The increase in loans was financed by an increase in advances from the Federal Home Loan Bank of $62.1 million, increased deposits of $27.8 million, and funds received as a result of the initial public offering.

On August 22, 2002 the Company completed a conversion to a stock organization through the issuance of 5,290,000 shares of common stock. As a result of this conversion, net proceeds of $56.7 million were raised and have been employed to fund loan growth and to expand branch facilities.

Stockholders’ equity increased $60.2 million to $88.9 million at December 31, 2002 from $28.7 million at December 31, 2001. The increase for the year ended was a result of $56.7 million in net capital raised in the initial public offering, net income earned of $2.6 million and an increase in the unrealized gain on available-for-sale securities net of tax.

Subsequent to year-end, the company’s principal subsidiary, Pacific Trust Bank, announced a new branch opening scheduled for June of 2003 in the Rancho Bernardo area of San Diego, CA.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
	(In thousands)
Selected Operations Data
Total interest income	$5,887	$5,093	$21,834	$21,822
Total interest expense	1,856	2,404	8,110	11,573

Net interest income	4,031	2,689	13,724	10,249
Provision for loan losses	401	—	1,109	68

Net interest income after provision for loan losses	3,630	2,689	12,615	10,181
Noninterest income	268	256	1,007	1,031
Noninterest expense	2,508	2,191	9,029	7,604

Income before taxes	1,390	754	4,593	3,608
Income tax provision	640	316	1,957	1,512

Net income	$750	$438	$2,636	$2,096

Earnings per share (2)
Basic	$.15	N/A	$.23	N/A

	December 31, 2002	December 31, 2001
	(In thousands)
Selected Financial Condition Data
Total assets	$459,917	$310,076
Cash and cash equivalents	11,506	18,003
Loans receivable, net	403,732	257,216
Securities available for sale	18,733	13,661
Deposits	279,714	251,954
Advances from Federal Home Loan Bank	90,100	28,000
Stockholders’ equity	88,881	28,721

	Three months ended December 31,		Twelve months ended December 31,
Selected Financial Ratios (1)	2002	2001	2002	2001
Return on average assets	.68%	.55%	.66%	.68%
Return on average equity	3.39	6.17	5.08	7.50
General and administrative expenses to average assets	2.29	2.81	2.26	2.46
Efficiency ratio	58.34	74.40	61.29	67.41
Net interest margin	3.95	3.74	3.71	3.58

	As of December 31, 2002	As of December 31, 2001
Non-performing assets to total assets	.01%	.—%
Weighted average shares outstanding	4,881,868	N/A
Book value per common share	$16.80	N/A

(1)  All applicable quarterly ratios reflect annualized figures.

(2)  Earnings per share of $.23 was reported for the period ended December 31, 2002 and was calculated beginning with the date of conversion and, therefore, approximately four month of earnings was reported.